Exhibit 16.1

July 22, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 12, 2013 of Destiny Corporate Enterprises and are in agreement with the statements contained therein, except for all of paragraph 2, for which we have no basis to agree or disagree with the statements of the registrant contained therein.

Respectfully,

/s/ Sam Kan & Company